EXHIBIT 10.5

[FORM OF LEASE AGREEMENT]

This LEASE AGREEMENT (“Lease”) is made and executed effective as of the             day of             , 2013 (the “Effective Date”), by and between Murphy Oil USA Inc., a Delaware corporation, hereinafter referred to as “Lessor” and Murphy Oil Corporation, a Delaware corporation, hereinafter referred to as “Lessee.”

WHEREAS, Prior to the Effective Date, Lessor and Lessee were related corporate entities wherein Murphy Oil Corporation owned all of the outstanding shares of stock of Murphy USA Inc.; and

WHEREAS, the Board of Directors of Murphy Oil Corporation determined that it was in the best interest of Murphy Oil Corporation and its shareholders to distribute to the shareholders of the issued and outstanding stock of Murphy Oil Corporation as of the Record Date, by means of a pro-rata dividend of the issued and outstanding stock of Murphy USA Inc.; and

WHEREAS, Murphy USA, Inc. and Lessee have entered into a Separation and Distribution Agreement contemporaneously with this Lease to effect the dividend described above; and

WHEREAS, in conjunction with the separation and distribution Murphy USA, Inc. and Lessee will restructure their interest in certain assets; and

WHEREAS, as of the date hereof, the Lessor, a wholly owned subsidiary of Murphy USA, Inc., will own the office building located at 200 Peach Street in El Dorado, Arkansas (the “Building” as further defined below), and

WHEREAS, the Lessee will occupy certain areas of the Building and share certain common area with the Lessor as further described below; and

WHEREAS, capitalized terms used in this Lease will have the meaning attributed to them in this document or the Separation and Distribution Agreement referenced above.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Lease, the Lessor and Lessee hereby agree as follows:

1. LEASE OF THE PREMISES. Upon the terms and subject to the conditions contained herein, Lessor hereby leases unto Lessee and Lessee hereby leases and lets from Lessor the premises consisting of:

(a) The following interior space of the building (“Building”) located at 200 Peach Street, El Dorado, Arkansas, 71730, as more specifically designated in Exhibit A:

i)	Basement – approximately 2,336 square feet,

ii)	1st floor – approximately 23,242 square feet,

iii)	2nd floor – approximately 1,870 square feet,

iv)	4th floor – approximately 24,018 square feet, and

v)	Data Center – approximately 781 square feet.

(b) Access and shared use of the Common Area in and around the Building as more specifically described in Exhibit A, including but not limited to all parking lots adjoining the Building leased or owned by Lessor at anytime during the Term,

(c) All fixtures, equipment, office furniture and supplies, located on floors 1 and 4 of the Building or attributed or otherwise designated for use on those floors on the business day immediately prior to the Effective Date.

(d) As of the Effective Date, Lessee owns certain fixtures, furniture and equipment in the Building, which are identified in Exhibit C. These items will remain in the Building under Lessee’s control until the expiration or termination of the Term, at which time Lessee will remove these items from the Building.

All areas and items identified in (a)–(c) above are collectively referred to herein as the “Premises”.

2. TERM.

(a) Original Term. The initial term of this Lease shall be for a period of two (2) years commencing on the Effective Date, and ending on the second (2nd) anniversary of the Effective Date. The initial term together with any subsequent renewal terms, as exercised by Lessee, through the effective date of their termination or expiration as set forth herein, are collectively the “Term” of this Lease.

(b) Option to Renew. Lessee shall have the option to renew this Lease for four (4) additional, separate, successive two (2) year periods on the same terms and conditions as contained herein, provided Lessee shall have given Lessor written notice of the exercise of said option at least thirty (30) days prior to the expiration of the then current Term. In the event of a failure to provide timely notice of the exercise of the renewal option as provided above, this Lease shall terminate upon the expiration of the then current Term.

(c) Termination. Lessee shall have the right to terminate this Lease at any time during the Term with thirty (30) days notice to the Lessor.

3. RENT. Lessee shall pay to Lessor as rental for the Premises the sum of Thirty One Thousand, Three Hundred and Forty-Eight and 20/100 Dollars ($31,348.20) per month payable in advance, without demand, deduction or set-off, on or before the fifth (5th) day of each calendar month during the Term thereof (“Rent”). Rent for the first and last months hereof shall be prorated on a daily basis. Unless otherwise notified by Lessor in writing, Lessee shall direct payment of Rent to Lessor at:

Murphy Oil USA, Inc.

Attn: Accounts Receivable

200 East Peach Street

El Dorado, AR 71730

4. SECURITY DEPOSIT. No security deposit is required.

5. USE OF THE PREMISES. Lessees agree to use the Premises, including the Common Area, as its corporate offices and for other lawful purposes. Lessor agrees: (a) it will not allow, nor cause to occur, any event or activity that interferes with the Lessee’s use of the Premises, and (b) that without the express written consent of the Lessee, in its sole discretion, the Lessor will not: (i) engage in any activities, events or gatherings on the Premises which will interfere with the Lessee’s use of the Building during normal business hours, or (ii) cause or allow any visual or audio presentations (banners, posters, video screens, speakers, etc.) to be visible or heard from in or on the Common Area. Both Lessor and Lessee agree to use and operate the Building and the Premises substantially in the same manner as of the last business day prior to the Effective Date and in accordance with all applicable statutes, rules, regulations, ordinances, building and zoning codes, orders, and other laws affecting or regulating the Building and the Premises or the use thereof.

6. ALTERATIONS. Without the prior written consent of Lessee Lessor will not make any material alterations, improvements, additions, or utility installations in or about the Building or the Premises.

7. LESSEE’S ADMINISTRATIVE SERVICES. During the Term, Lessee will provide services in the Building for the benefit of both parties, as set forth in Exhibit B – Administrative Services. Lessor shall compensate Lessee for these services at the rate set forth in Exhibit B. In the event of a need to prioritize any of the referenced services, Lessor and Lessee will communicate through their General Counsel and Director of Administrative Services, respectively.

8. ORDINARY AND CUSTOMARY MAINTENANCE AND REPAIRS. Except as otherwise provided herein, Lessor shall maintain the entire Building, including but not limited to the exterior walls, roof, and other structural portions, along with systems for electricity, water and plumbing, air conditioning, and heating in a normal, reasonable and habitable condition and state of repair consistent with the condition and state of repair existing as of the Effective Date. Lessee shall keep the interior portions of Premises in good and sound condition and repair. Lessee will maintain an administrative and maintenance staff at the Building, similar to the size and ability present on the last business day prior to the Effective Date. Costs and expenses for maintenance and repairs are set forth in Exhibit B.

9. INDEMNIFICATION:

(a) Indemnification by Lessor: Lessor agrees to indemnify, release, defend and save harmless Lessee, together with Lessee’s parents, affiliates, subsidiaries and each of their respective shareholders, directors, officers, employees, consultants, agents and invitees, from and against any and all claims, losses and expenses (including, without limitation, all costs, demands, damages, suits, judgments, fines, penalties, liabilities, attorneys’ fees, and causes of action of whatsoever nature or character, whether known or unknown, and including, without limitation, claims, losses and expenses for loss of services, wages, consortium or society) with respect to personal injury, illness, disease or death of employees, consultants, agents or invitees of Lessee, or damage to or loss of property or equipment of Lessee in any way directly or indirectly arising out of, or related to, this Lease or the Lessee’s use or occupancy of the Premises, regardless of fault.

(b) Indemnification by Lessee: Lessee agrees to indemnify, release, defend and save harmless Lessor, together with Lessor’s parents, affiliates, subsidiaries and each of their respective shareholders, directors, officers, employees, consultants, agents and invitees from and against any and all claims, losses and expenses (including, without limitation, all costs, demands, damages, suits, judgments, fines, penalties, liabilities, attorneys’ fees, and causes of action of whatsoever nature or character, whether known or unknown, and including, without limitation, claims, losses and expenses for loss of services, wages, consortium or society) with respect to personal injury, illness, disease or death of employees, consultants, agents or invitees of Lessor or damage to or loss of property and equipment of Lessor in any way directly or indirectly arising out of, or related to, the Lessee’s negligence related to its rights and obligations as set forth in this Lease.

(c) Limitation of Indemnification Obligations: The indemnification obligations set forth in (a) and (b) above will not apply with respect to any claim or loss to the extent it is caused by the other party’s intentional acts, willful misconduct or gross negligence.

10. INSURANCE.

(a) Property Damage. During the Term, Lessor shall maintain and keep in full force and effect, a standard comprehensive policy of property damage insurance on the Building, including the Premises, providing a minimum aggregate limit on coverage of not less than the full insurable value of the improvements thereon. Such policy shall provide coverage against casualties and perils normally covered by a standard extended coverage insurance policy for similar properties including, without limitation, insurance for property damage to the leased premises caused by vandalism, malicious mischief, fire, storm, wind, flood and other acts of God. Lessor shall pay for this insurance and Lessee will reimburse Lessor for a portion of the cost on a pro-rata basis based of the square footage of the Premises, but only one-half of the Common Area, as compared to the total square footage of the Building.

(b) Personal Liability. In addition, during the Term, Lessor shall maintain and keep in full force and effect, at its sole cost and expense, a general policy of comprehensive public liability insurance insuring Lessor and Lessee against liability arising out of the ownership use, occupancy, or maintenance of the Building, including the Premises and all areas appurtenant thereto. Such insurance shall provide an aggregate limit on coverage of an amount not less than, and with a single occurrence limit, approved by Lessee. Lessor shall pay for this insurance and Lessee will reimburse Lessor for a portion of the cost on a pro-rata basis based of the square footage of the Premises, but only one-half of the Common Area, as compared to the total square footage of the Building.

(c) Certificate of Insurance. Lessor shall furnish to Lessee at least annually (i) a certificate of insurance showing such insurance to be in full force and effect, and (ii) proof that the premiums necessary to keep said insurance in full force and effect have been timely paid.

(d) Lessee’s Contents; Burning Disruption. Lessee shall maintain property damage coverage in such limits as it deems appropriate to cover personal property owned by Lessee located in or on the Premises. Lessee shall be responsible for carrying business interruption coverage in such amounts as it deems appropriate.

(e) Miscellaneous. Insurance required hereunder shall be with such companies and in such form as is reasonably satisfactory to the Lessee. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to the Lessee. Lessor shall, within thirty (30) days prior to the expiration of such policies, furnish Lessee with renewals or binders for renewal coverage.

(f) Waiver of Subrogation. Lessor and Lessee hereby waive any and all rights of recovery against the other, or against the officers, directors, employees, agents, and representatives of the other, for loss or damage to such waiving party or the property of others under its control to the extent such loss or damage is insured against under the insurance policy in force at the time of such loss or damage; provided, the insurance company actually makes payment on the policy. The insuring party shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

11. TAXES.

(a) Real Property Taxes and Special Assessments. Lessor shall be responsible for and shall pay all real property taxes and special assessments with respect to the Building, including the Premises, but not Lessee’s personal property during the Term. All such tax payments shall be made at least ten (10) days prior to the delinquency date of such payment and each party shall promptly furnish the other with satisfactory evidence that such taxes have been paid. Any such taxes attributable to only a portion of a year shall be prorated between Lessor and Lessee based upon the number of days during such year that this Lease is in effect. In the event the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the real property taxes and special assessments for all the land and improvements thereon included within the parcel assessed.

(b) Personal Property Taxes. Lessee shall be responsible for and shall pay, prior to delinquency, all taxes assessed against and levied upon any personal property that it owns and is used on or about the Premises, including without limitation furnishings, equipment, and trade fixtures.

12. UTILITIES. Lessor shall maintain and pay all utility services utilized on or with respect to the Premises during the Term, including, without limitation, utilities relating to electricity, gas, water, sewage, trash pickup and janitorial services.

13. DAMAGE OR DESTRUCTION OF THE PREMISES.

(a) In the event the Building is damaged by vandalism, fire, storm, wind or other casualty so as to render it more than fifty percent (50%), based on square footage, untenable and such damage cannot reasonably be expected to be substantially repaired within one hundred and fifty (150) days, Lessee shall have the option for a period of fifteen (15) days following the date of such damage to terminate this Lease by written notice to Lessor. However, in the event of less damage that is reasonably expected to be capable of being substantially repaired within one hundred fifty (150) days, Lessee shall not have the right to terminate this Lease. In the event this Lease is not terminated as aforesaid, Lessor shall, as soon as practical, institute action to repair and rebuild the damaged portion of the Premises.

(b) Abatement of Rent During Reconstruction. If the Premises are destroyed or damaged as aforesaid and action is undertaken by Lessor to repair or restore the Premises, the Rent payable for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired

14. CONDEMNATION. In the event all or any part of the Premises should become subject to eminent domain proceedings, and, if pursuant thereto, an amount of the Premises shall be condemned so as to render the residue reasonably inadequate for the operation of Lessee’s business thereon, Lessee shall have the option to terminate and cancel this Lease by giving written notice thereof to Lessor within ten (10) days following the transfer of title to the public authority instituting the condemnation proceedings. All condemnation awards with respect to the leased premises shall be paid to Lessor.

15. COMMON AREA. Attached as Exhibit A is a depiction of the interior of the Building with the Premises and Common Area shown thereon. Lessee and its invitees shall have at all times the right to access all Common Area.

16. ASSIGNMENT OR SUBLETTING. Lessor may not sublet, transfer or assign, in whole or in part, its interest in the Building or Lease without the express prior written consent of Lessee.

17. ESTOPPEL CERTIFICATES. Upon request, Lessee shall promptly furnish to Lessor an estoppel certificate in a form reasonably acceptable to Lessor to the effect that:

(a) This Lease is in full force and effect and that the Lessor is not in default hereunder; and

(b) That there are no offsets or other conditions precedent to the effectiveness of this Lease.

18. SUBORDINATION. At the request of any present or future holder of a mortgage against the Premises, the Lessee agrees to subordinate its rights under this Lease to any mortgage or encumbrance which Lessor may have presently or hereafter placed on the Premises. Lessee agrees to execute upon request any instrument which may be deemed necessary or desirable to render any such mortgage or encumbrance, whether made prior to or after the date hereof, superior to and prior to rights of Lessee under this Lease.

19. EVENTS OF DEFAULT. Any one or more of the following events shall be deemed an event of default under this Lease:

(a) Lessor or Lessee fails to comply with any term, provision, or covenant of this Lease, including the failure to pay Rent, for a period of sixty (60) days after written notice thereof has been given by non-defaulting party;

(b) Lessor or Lessee: (i) suspend or discontinue business, (ii) make an assignment for the benefit of creditors, (iii) admit in writing an inability to pay debts as they become due, (iv) file a voluntary petition in bankruptcy, (v) becoming insolvent, or (vi) seek, approve, consent to, or acquiesce in any proceeding for the appointment of a trustee, receiver, custodian, liquidator or agent for it or any substantial part of its property or if an order is entered appointing any such trustee, receiver, custodian, liquidator or agent; or

(c) an order for relief being entered under the United States Bankruptcy laws or if any other decree or order is entered by a court having jurisdiction (i) adjudging either as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of Lessor, Lessee, or their property under the United States bankruptcy laws or any other applicable federal or state law;

20. QUIET ENJOYMENT. Lessor acknowledges and represents that it has full right, power and authority to make this Lease. Provided that Lessee fully and timely performs each and every one of its obligations and covenants contained herein and is not otherwise in default hereunder, Lessor covenants that Lessee shall peaceably and quietly have, hold and enjoy the Premises during the Term free from interference from Lessor and all those persons claiming by or through Lessor save and except any mortgagee.

21. REPRESENTATIONS AND WARRANTIES OF LESSOR AND LESSEE. Lessor and Lessee hereby represent and warrant to each other that:

(a) Organization and Good Standing. The representing party is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute, deliver, and perform this Lease and to own and operate its properties and carry on its business as presently conducted.

(b) Authority. The representing party has the requisite corporate power and authority to enter into this Lease and to perform its obligations and covenants hereunder in the manner provided herein.

(c) Validity. This Lease has been duly executed and delivered and constitutes the legal, valid, and binding obligation of representing party, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws.

(d) No Violations. Neither the execution and delivery of this Lease, nor the performance of its obligations and covenants hereunder will (i) violate, conflict with, or result in a breach of any of the terms, conditions or provisions of or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under) any note, loan, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the representing party is a party or to which it or any of its properties or assets may be subject or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to Lessee or any of its properties or assets.

22. MISCELLANEOUS.

(a) Further Assurances. The parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Lease.

(b) Modification. No provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

(c) Binding Effect and Benefit. This Lease shall inure to the benefit of, and shall be binding upon, the parties hereto, their heirs, executors, administrators, personal representatives, successors and permitted assigns.

(d) Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this agreement.

(e) Notice. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and shall either be (i) delivered in person, (ii) delivered by express mail or other overnight delivery service providing receipt of delivery, or (iii) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

If to Lessor, addressed or delivered in person to:

Murphy Oil USA, Inc.

ATTN: President

200 East Peach Street

El Dorado, AR 71730

With a copy to General Counsel at the same address

If to Lessee, addressed or delivered in person to:

Murphy Oil Corporation

Attn: VP Administration

200 East Peach Street

El Dorado, AR 71730

With copy to General Counsel at the same address

or to such other address as either party may designate by notice.

Any such notice or communication, if given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received but not later than three (3) business days after the same was posted.

(f) Severability. If any portion of this agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

(g) Time for Performance. Time is of the essence in this agreement.

(h) Waiver. No waiver of a breach or violation of any provision of this agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available.

(i) Rights and Remedies Cumulative. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

(j) Gender and Pronouns. Throughout this agreement, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

(k) Entire Agreement. This document constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein.

(l) Governing Law. This agreement shall be subject to and governed by the laws of the State of Arkansas.

(m) Incorporation by Reference. All exhibits and documents referred to in this agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

(n) Counterparts. This agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this agreement to produce or account for more than one counterpart.

(o) Third Party Beneficiaries. This agreement shall not create any rights for the benefit of any third party.

(p) Authority. Each individual signing this agreement in a representative capacity acknowledges and represents that he/she is duly authorized to execute this agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

(q) Joint Preparation. This Lease shall be deemed to have been prepared jointly by the Lessor and Lessee, and any uncertainty or ambiguity existing herein shall not be interpreted against either by reason of its drafting of this agreement, but shall be interpreted according to the application of the rules of interpretation for arm’s length agreements.

IN WITNESS WHEREOF, the Lessor and Lessee have executed this agreement effective as of the day and year aforesaid.

LESSOR:

By:
Title:

LESSEE:

By:
Title:

ACKNOWLEDGMENT

STATE OF ARKANSAS	)
) ss.
COUNTY OF UNION	)

On this     day of             , 2013, before me, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named                     , to me personally well known, who stated that they were the                     , of                     , a corporation, and were duly authorized in their capacity to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this     day of             , 2013.

NOTARY PUBLIC

My Commission Expires:

ACKNOWLEDGMENT

STATE OF ARKANSAS	)
) ss.
COUNTY OF UNION	)

On this     day of             , 2013, before me, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named                     , to me personally well known, who stated that they were the                     , of                     , a corporation, and were duly authorized in their capacity to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this     day of             , 2013.

EXHIBIT A

DESIGNATION OF PREMISES AND

COMMON AREA

Emergency Exit
Emergency Exit
Emergency Exit
Emergency Exit
Common Area
MOC Area
First Floor

Emergency Exit
Emergency Exit
Emergency Exit
Emergency Exit
Common Area
MOC Area
Third Floor

Emergency Exit
Emergency Exit
Emergency Exit
Emergency Exit
Common Area
MOC Area
Fourth Floor

EXHIBIT B

ADMINISTRATIVE SERVICES AND

RATES

Exhibit B

Administrative Services and Rates

During the Term, the services at the Building will be addressed by the Lessee and Lessor as follows:

1. Badges / Entry Cards – Lessee’s administrative staff will continue to issue employee ID badges, entry cards and visitor badges, including taking photos of all new employees.

2. Building Operations and Management – Lessee’s administrative staff will either supervise or provide maintenance services for the Building. Lessor’s administrative personnel will be scheduled by Lessee’s Director of Administrative Services. Service will be similar to maintenance service provided as of the last business day prior to the Effective Date, including, but not limited to, maintenance to keep the Building functioning on daily basis; preventive maintenance; office remodeling or rearranging; room set up for meetings. Lessor’s approval will be required for any maintenance items in excess of $100,000 for costs not related to the administrative staff (supplies, contractors, etc.).

Building Operations is also responsible for maintaining the Building’s computer rooms (providing service, maintaining backup power systems, etc.). In the event either Lessor or Lessee desires to make modifications of any nature to the computer room, a request shall be made to Lessee’s Director of Administrative Services, who will review the request with the designated IT employees for both entities to determine the appropriate resolution of the request. In the event these individuals cannot determine a unanimous resolution of the request, it will be escalated to Lessor’s and Lessee’s General Counsel.

3. Office Services – Lessee’s administrative services will provide office services, including mailroom services, printshop services, and purchasing/stocking supplies, of a similar level provided as of the last business day prior to the Effective Date.

4. Kitchen Services and Coffee Carts – Lessee’s administrative staff will continue to provide coffee carts for meetings as well as daily service on each floor, and also assistance with caterers and meeting set-up and support, as requested.

5. Pool Cars – Except as set forth in this section, Lessor’s employees will not be allowed to drive Lessee vehicles. Lessee will chauffeur Lessor’s guests, as requested, in Lessee’s pool cars. Administrative Services staff from either Lessor or Lessee will have access to either entity’s service vehicles for business related purposes.

6. Shared Space / Conference Rooms – Conference rooms on each floor, including the 1st floor dining room, will be available for use by both Lessor and Lessee and will be coordinated by the assigned administrative personnel for that area. Use of each party’s executive conference rooms and board rooms must be approved and coordinated by the respective general counsel.

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7. Receptionist and Switchboard – Lessee will provide a receptionist at the 1st floor of the Building to greet guests and answer calls for both Lessor and Lessee. Lessor and Lessee will each maintain their own phone network. The Lessee’s switchboard will be established in the Building, and the Lessor’s switchboard will be established at the Washington Avenue building. There will be a Lessor network phone at the Peach Street front desk to allow Lessee receptionist to contact Lessor employees regarding guests, deliveries, etc. There will be a Lessor receptionist positioned at the Washington Avenue building to answer the Lessor switchboard.

8. Chauffer Duties / Errands – Administrative employees will continue to provide services to both Lessor and Lessee.

Expenses will be paid for, and reimbursed, by the parties as follows:

•

Pro-rata based on footage means the identified costs will be attributed to the Lessor and Lessee with the Lessee’s portion being based on the square footage of the Premises, with only half the Common Area, divided by the total square footage of the Building. The Lessor’s portion will be the balance of the identified costs.

•

Pro-rata based on employees means the identified costs will be attributed to the Lessor and Lessee based on the number of their employees officed at the Building compared to the total number of such employees for the time period in question.

•	Administrative Services employees will be employed by Lessee and their compensation will be reimbursed by Lessor based on a mutually agreed upon percentage of their time.

•	Building Maintenance

i.	Special items that need repair or maintenance, including preventative maintenance, will be paid by Lessor and, if related to the entire Building, will be reimbursed by Lessee pro-rata based on footage.

ii.	Special items that need repair or maintenance, including preventative maintenance, will be paid by the party benefitting from the work and reviewed for reimbursement, if any, from the other party on a case by case basis.

•	Building Operations and Utilities

i.	Utilities, as described in paragraph 12 of the Lease, will be paid by Lessor and reimbursed by Lessee pro-rata based on footage.

ii.	The compensation for each party’s Building Services employees will be reimbursed by the other party pro-rata based on footage.

•	Office Supplies, Kitchen Supplies, Chauffer Duties / Errands, and Office Services

i.	Supplies available to and used by both parties will be paid for by Lessee and reimbursed by Lessor pro-rata based on employees.

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ii.	The compensation for each party’s Office Services employees will be reimbursed by the other party pro-rata based on employees.

•	Postage from Building postage machines will be administered by the Lessee. Lessor will reimburse Lessee for Lessor’s postage logged from these machines.

•	Regular Print Services Using Stock Supplies will use supplies paid for by Lessee and Lessor will reimburse Lessee for Lessor’s usage of these supplies as logged from the printshop.

•	Copier Paper will be purchased by Lessee and Lessor will reimburse Lessee for paper delivered to Lessor’s machines.

•	Specialty items including overnight courier services, and specialty supplies for print jobs, ordered for specific party will be billed and paid accordingly.

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EXHIBIT C

LESSEE OWNED FIXTURES, FURNITURE

AND EQUIPMENT

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EXHIBIT C

LESSEE OWNED FIXTURES,

FURNITURE AND EQUIPMENT

1.	All gallery fixtures on the 1st floor.

2.	Rugs with the Rowel logo on the 1st floor.

3.	Map on 1st floor wall.

4.	Cabinet and monitor next to map on 1st floor wall.

5.	Annual report display.

6.	Corporate award display on 1st floor.

7.	Display outside executive suite on 4th floor with monitor for executive book.

8.	Ship model display outside executive suite on 4th floor.

9.	Graphic panels on walls throughout the building including murals on 1st floor.

10.	All printer, computer, fax and phone equipment used by Lessee as of the Effective Date as well as through the expiration or termination of the Term.

11.	All servers, server racks and networking gear, in the Lessee’s computer room as of the Effective Date as well as through the expiration or termination of the Term.

12.	The IT safe located in the room outside Lessee’s computer room.

13.	IT closet switches located on the 1st and 4th floors.

14.	Alignment tools used by the Lessee’s administrative services group.

15.	All ECCR supplies and equipment including cameras and TVs.

16.	TV and stand in the office service area.

17.	Contents of library that is located in the administration area.

18.	Computer, printer, camera and supplies used to produce employee badges.

19.	Vinyl Printer and supplies.

20.	4 stainless trash cans with Lessee’s logo.

21.	All pool cars.

22.	All printers, sealers, safe and other equipment located in Lessee’s Treasury equipment room.

23.	All furniture, displays, audio and visual equipment including wall map located in the executive suite on the 4th floor.

24.	4 round benches with Rowel logo located on the 3rd and 4th floor.

The items listed above include such items that exist as of the Effective Date or as may be acquired by Lessee in addition, modification or replacement of such items and exist as of the termination of the Term.

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